                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                        Centennial Communications Corp.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------
[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                      LOGO
                        CENTENNIAL COMMUNICATIONS CORP.

                                 3349 Route 138
                             Wall, New Jersey 07719

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        To Be Held On September 20, 2001

     The 2001 Annual Meeting of Stockholders of Centennial Communications Corp. (the "Company" or "Centennial") will be held at The Waldorf-Astoria Hotel, 301 Park Avenue, New York, NY 10022, on Thursday, September 20, 2001, at 11:00 a.m., local time. The purposes of the meeting are:

     1. To elect nine directors to serve until the next Annual Meeting of Stockholders and thereafter until their successors are elected and qualified.

     2. To approve an amendment to the Company's 1999 Stock Option and Restricted Stock Purchase Plan to increase the number of shares issuable thereunder by 3,000,000 shares, from 9,000,000 shares to 12,000,000 shares.

     3. To ratify the selection by the Board of Directors of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending May 31, 2002.

     4. To transact such other business as may properly come before the meeting.

     We cordially invite all stockholders to attend. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously returned your proxy. The Board of Directors has set August 21, 2001 as the record date for the Annual Meeting. This means that owners of common stock at the close of business on that date are entitled to receive notice of and vote at the Annual Meeting.

     We enclose with this Notice the Company's Proxy Statement for the Annual Meeting and the Company's 2001 Annual Report to Stockholders.

                                          By Order of the Board of Directors

                                          /s/ Tony L. Wolk

                                          TONY L. WOLK
                                          Vice President, General Counsel and
                                          Secretary

August 28, 2001

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE READ THE ACCOMPANYING PROXY STATEMENT AND PROMPTLY COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES, OR VOTE BY PHONE OR VIA THE INTERNET. THE PROXY, OR ANY VOTE BY PHONE OR THE INTERNET, IS REVOCABLE BY YOU AT ANY TIME PRIOR TO ITS USE AT THE ANNUAL MEETING. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY CARD SHOULD BE SIGNED AND RETURNED, OR VOTED BY PHONE OR THE INTERNET, TO ASSURE THAT ALL YOUR SHARES WILL BE VOTED AT THE ANNUAL MEETING.

                                      LOGO
                        CENTENNIAL COMMUNICATIONS CORP.

                                 3349 Route 138
                             Wall, New Jersey 07719
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

GENERAL

     The Board of Directors of Centennial Communications Corp. ("Centennial", the "Company", "we" or "us") is furnishing you this Proxy Statement to solicit proxies on its behalf to be voted at our 2001 Annual Meeting of Stockholders to be held at The Waldorf-Astoria Hotel, 301 Park Avenue, New York, NY 10022, on Thursday, September 20, 2001 at 11:00 a.m., local time, and at any adjournment or adjournments of the Annual Meeting. This Proxy Statement and the enclosed proxy are first being sent to stockholders on or about August 29, 2001.

     At the Annual Meeting, stockholders of the Company will be asked to:

     1. elect nine directors to serve until the next Annual Meeting of Stockholders and thereafter until their successors are elected and qualified;

     2. approve an amendment to the Company's 1999 Stock Option and Restricted Stock Purchase Plan to increase the number of shares issuable thereunder by 3,000,000 shares, from 9,000,000 shares to 12,000,000 shares;

     3. ratify the selection by the Board of Directors of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending May 31, 2002.

     Stockholders may also consider and act upon such other matters as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

     The close of business on Tuesday, August 21, 2001 has been selected as the record date for determining the holders of outstanding shares of our common stock entitled to receive notice of and vote at the Annual Meeting. On August 21, 2001, there were 95,042,152 shares of common stock outstanding. Holders of common stock are entitled to one vote per share. All shares of common stock will vote together as one class on all questions that come before the Annual Meeting.

QUORUM AND VOTE REQUIRED

     To carry on the business of the Annual Meeting, we must have a quorum. This means that at least a majority of the outstanding shares eligible to vote must be present at the Annual Meeting, either by proxy or in person. Shares of common stock represented by a properly signed and returned proxy are considered present at the Annual Meeting for purposes of determining a quorum. Abstentions and broker non-votes are counted as present at the Annual Meeting for determining whether we have a quorum. A broker non-vote occurs when a broker returns a proxy but does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.

     Directors will be elected by a plurality vote of the combined voting power of all shares of common stock present in person or by proxy and voting at the Annual Meeting. Accordingly, votes "withheld" from director-nominee(s) will not count against the election of such nominee(s).

     Approval of the other proposals described in this Proxy Statement, or any other matter that may come before the Annual Meeting, will be determined by the vote of a majority of the shares of common stock present in person or by proxy at the Annual Meeting and voting on such matters. Abstentions and broker non-votes as to particular matters will not count as votes cast for or against such matters and will not be included in calculating the number of votes necessary for approval of such matters.

VIEWING MATERIALS OVER THE INTERNET

     You can elect to view future Proxy Statements and Annual Reports over the Internet instead of receiving paper copies in the mail. If you are a stockholder of record you can choose this option and save us the cost of producing and mailing these documents. To do so, please mark the designated box on the proxy card or follow the instructions if you vote by telephone or over the Internet. If you own common shares through a bank, broker or other holder of record, the holder of record may send you instructions on how to view future Proxy Statements and Annual Reports over the Internet. If you have not received these instructions and you would like to view these materials over the Internet, please contact the holder of record. If you choose to view the materials online, next year you will receive a proxy card or voting instructions with the Internet address where you can find the materials. Please be aware that you may have to pay for certain costs in connection with online viewing, such as Internet access and telephone charges. Your election to view our Proxy Statements and Annual Reports over the Internet will save the cost of producing and mailing these documents.

HOW TO VOTE

     Your vote is important. We encourage you to vote promptly, which may save us the expense of a second mailing. You may vote in one of the following ways:

          By Telephone. If you are located in the U.S., you can vote your shares by calling the toll-free telephone number on your proxy card. You may vote by telephone 24 hours a day through 4:00 p.m., Eastern time, on Wednesday, September 19, 2001. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your votes. If you vote by telephone, you do not need to return your proxy card. If you are an owner in street name, please follow the instructions that accompany your proxy materials.

          Over the Internet. You can also vote your shares over the Internet. Your proxy card indicates the web site you may access for Internet voting. You may vote over the Internet 24 hours a day through 4:00 p.m., Eastern time, on Wednesday, September 19, 2001. As with telephone voting you will be able to confirm that the system has properly recorded your vote. If you are an owner in street name, please follow the instructions that accompany your proxy materials. You may incur costs such as telephone and Internet access charges if you vote over the Internet.

          By Mail. If you are a holder of record, you can vote by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you hold your shares in street name, please complete and mail the voting instruction card.

          At the Annual Meeting. The way you vote your shares now will not limit your right to change your vote at the Annual Meeting if you attend in person. If you hold your shares in street name, you must obtain a proxy, executed in your favor, from the holder of record if you wish to vote these shares at the Annual Meeting.

          All shares that have been properly voted and not revoked will be voted at the Annual Meeting. If you sign and return your proxy card without any voting instructions, your shares will be voted as our Board of Directors recommends, namely (1) FOR the election of the nine persons named under "Election of Directors," (2) FOR the approval of the amendment to the Company's 1999 Stock Option and Restricted Stock Purchase Plan to increase the shares issuable thereunder by 3,000,000 shares, and (3) FOR ratification of the selection of Deloitte & Touche LLP as our independent auditors for the fiscal year ending May 31, 2002. The Board of Directors does not anticipate that any other matters will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named in the proxy will have discretion, to the extent allowed by Delaware law, to vote in accordance with their own judgment on such matters.

          Revocation of Proxies. You can revoke your proxy at any time before your shares are voted if you (1) submit a written revocation to our General Counsel, Tony L. Wolk, at Centennial Communications Corp., 3349 Route 138, Wall, New Jersey 07719, (2) submit a later-dated proxy (or voting instructions if you hold shares in street name), (3) provide subsequent telephone or Internet voting instructions or (4) vote in person at the Annual Meeting.

COST OF SOLICITATION

     We will pay all costs of soliciting the enclosed proxies. In addition to solicitation by mail, our officers and regular employees may solicit proxies by telephone or facsimile or in person. We also will request persons who hold shares in their names for others to forward copies of this proxy soliciting material to them and to request authority to execute proxies in the accompanying form, and we will reimburse such persons for their out-of-pocket and reasonable clerical expenses in doing this.

                     PRINCIPAL STOCKHOLDERS OF THE COMPANY

     The table below contains information regarding the beneficial ownership of our common stock as of August 1, 2001 by each stockholder who owns beneficially 5% or more of our common stock.

     As used throughout this Proxy Statement, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date. The number of shares beneficially owned by each stockholder is determined according to the rules of the Securities and Exchange Commission ("SEC"), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under current rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. As a consequence, several persons may be deemed to be the "beneficial owners" of the same shares.

     Unless otherwise noted in the footnotes to this table, each of the stockholders named in this table has sole voting and investment power with respect to the common stock shown as beneficially owned. The percentage ownership of each stockholder is calculated based on 94,863,413 shares of common stock outstanding on August 1, 2001.

                                                               NUMBER OF SHARES     PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                          BENEFICIALLY OWNED    OF CLASS
------------------------------------                          ------------------    --------
Welsh, Carson, Anderson & Stowe VIII, L.P.(1)...............      51,292,785          54.1%
WCAS Capital Partners III, L.P.(1)..........................       4,879,521           5.1%
Blackstone Investors(2).....................................      28,172,043          29.7%
Thomas E. McInerney(3)......................................      56,172,306          59.2%
Anthony J. de Nicola(4).....................................      56,172,306          59.2%
Mark T. Gallogly(5).........................................      28,172,043          29.7%
David M. Tolley(5)..........................................      28,172,043          29.7%

---------------
(1) The address for Welsh, Carson, Anderson & Stowe VIII, L.P. and WCAS Capital Partners III, L.P. is 320 Park Avenue, Suite 2500, New York, New York 10022. Certain of the shares reflected as owned by Welsh, Carson, Anderson & Stowe VIII, L.P. are owned beneficially and of record by Welsh, Carson, Anderson & Stowe VII, L.P. (5,833,053) and WCAS Information Partners, L.P. (204,669), limited partnerships affiliated with Welsh, Carson, Anderson & Stowe VIII, L.P. An aggregate of 2,133,063 shares included as beneficially owned by Welsh, Carson, Anderson & Stowe VIII, L.P. are owned beneficially and of record by individuals who are managing members of the limited liability company that serves as its sole general partner, including Messrs. McInerney and de Nicola, and individuals employed by its investment advisor. Messrs. McInerney and de Nicola may be deemed to share beneficial ownership of the shares owned by Welsh, Carson, Anderson & Stowe VIII, L.P., and disclaim beneficial ownership of such shares except to the extent owned of record by them.

(2) The shares beneficially owned by Blackstone Investors are owned by Blackstone CCC Capital Partners L.P. (22,413,222), Blackstone CCC Offshore Capital Partners L.P. (4,068,495) and Blackstone Family Investment Partnership III L.P. (1,690,326). Blackstone Management Associates III L.L.C. ("BMA") is the general partner of each of these partnerships, and Messrs. Peter G. Peterson and Stephen A. Schwarzman, as the founding members of BMA, may be deemed to share, together with BMA, beneficial ownership of such shares. The address of Blackstone Investors, BMA and Messrs. Peterson and Schwarzman is c/o The Blackstone Group, 345 Park Avenue, New York, New York 10154. Mr. Gallogly, who is a member of BMA, and Mr. Tolley, who is a principal of affiliates of BMA, disclaim beneficial ownership of such shares.

(3) Mr. McInerney, a director of Centennial, owns of record 465,984 shares of common stock. Welsh, Carson, Anderson & Stowe VIII, L.P., Welsh, Carson, Anderson & Stowe VII, L.P., WCAS Information Partners, L.P., WCAS Capital Partners III, L.P. and individuals who are managing members of the limited liability company that serves as Welsh, Carson, Anderson & Stowe VIII's general partner, affiliates of Mr. McInerney, own the remaining shares of common stock reflected as beneficially owned by Mr. McInerney. Mr. McInerney disclaims beneficial ownership of such shares except to the extent owned of record by him.

(4) Mr. de Nicola, a director of Centennial, beneficially owns 40,932 shares of common stock that are owned of record by a family partnership. Welsh, Carson, Anderson & Stowe VIII, L.P., Welsh, Carson, Anderson & Stowe VII, L.P., WCAS Information Partners, L.P., WCAS Capital Partners III, L.P. and individuals who are managing members of the limited liability company that serves as Welsh, Carson, Anderson & Stowe VIII's general partner, affiliates of Mr. de Nicola, own the remaining shares of common stock reflected as beneficially owned by Mr. de Nicola. Mr. de Nicola disclaims beneficial ownership of such shares except to the extent owned of record by him.

(5) Messrs. Gallogly and Tolley, directors of Centennial, do not own of record any shares of common stock. Blackstone CCC Capital Partners L.P., Blackstone CCC Offshore Partners L.P. and Blackstone Family Investment Partnership III L.P., affiliates of Messrs. Gallogly and Tolley, own all of the shares of common stock reflected as beneficially owned by them. Messrs. Gallogly and Tolley disclaim beneficial ownership of such shares except to the extent owned of record by either of them.

     Certain of our principal stockholders are parties to a stockholders agreement that is described in detail under "Certain Relationships and Related Transactions" below.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     Nine persons have been nominated for election as directors to serve until the 2002 Annual Meeting of Stockholders and until their successors are elected and qualified. All of the nominees are currently directors. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE BELOW-NAMED NOMINEES.

     Under the amended and restated stockholders agreement described in detail under "Certain Relationships and Related Transactions," our principal stockholders have agreed to establish and maintain a Board of Directors consisting of up to nine members, or as otherwise agreed by the principal stockholders. The parties entered into the stockholders agreement in connection with the January 1999 merger in which these stockholders acquired an ownership interest (then 92.9%) in the Company. Pursuant to the stockholders agreement, our directors are elected as described below:

     - So long as the Welsh, Carson investors own 25% of the common stock purchased by them on January 7, 1999, they can elect three directors. Currently Thomas E. McInerney, Anthony J. de Nicola and James R. Matthews serve as the Welsh, Carson investors' board representatives. The chairman of our Board of Directors, who is currently Thomas E. McInerney, is selected by the Welsh, Carson investors.

     - So long as the Blackstone investors own 25% of the common stock purchased by them on January 7, 1999, they can elect two directors. Currently Mark
       T. Gallogly and David M. Tolley serve as the Blackstone investors' board representatives.

     - Our Chief Executive Officer, who is currently Michael J. Small, serves on our Board of Directors.

     - Up to three additional directors are elected by all of the stockholders, including our principal stockholders. These independent directors must be qualified as outside directors under Nasdaq rules and cannot be members of our management or affiliated with any of our stockholders who are party to the amended and restated stockholders agreement.

     The parties to the amended and restated stockholders agreement will vote for the election of the nominees named below unless, by reason of death or other unexpected occurrence, one or more of such nominees is not available for election. If a nominee is unavailable to serve, the parties to the stockholders agreement, and in the absence of instructions to the contrary the proxy holders named in the accompanying proxy, will vote for a substitute nominee or nominees designated by the Board of Directors or the respective party to the stockholders agreement, or, if no substitute nominee or nominees are so designated, the membership of the Board of Directors will be reduced. The Board of Directors has no reason to believe that any of the nominees listed below will not be available to serve.

     The following table sets forth certain information concerning the nominees for director and their ownership of common stock as of August 1, 2001.

NOMINEE, AGE, YEAR                     PRINCIPAL OCCUPATION, OTHER BUSINESS         NUMBER OF SHARES    PERCENT
FIRST BECAME DIRECTOR                   EXPERIENCE AND OTHER DIRECTORSHIPS         BENEFICIALLY OWNED   OF CLASS
---------------------            ------------------------------------------------  ------------------   --------
Thomas E. McInerney(1)           Mr. McInerney is currently a director and the         56,172,306(2)      59.2%
Age: 59                          Chairman of the Board of Directors of the
Director since January 7, 1999   Company. He joined Welsh, Carson, Anderson &
                                 Stowe in 1986 and is a managing member or
[Thomas E. McInerney Photo]      general partner of the respective sole general
                                 partners of Welsh, Carson, Anderson & Stowe
                                 VIII, L.P. and other associated investment
                                 partnerships. He is a director of The BISYS
                                 Group, Inc., Attachmate Corp., Global Knowledge
                                 Network, BTI Telecom Corp., Savvis
                                 Communications Corporation, SpectraSite
                                 Holdings, Inc. and several private companies.
Carmen Ana Culpeper(3)           Ms. Culpeper is currently a director of the                4,700(4)         *
Age: 56                          Company. Since 1999, Ms. Culpeper has served as
Director since July 26, 2000     President of C. Culpeper & Associates, a
                                 financial advisory and management consulting
[Carmen Ana Culpeper Photo]      firm. She was President of the Puerto Rico
                                 Chamber of Commerce from June 1999 to June 2000
                                 and continues to serve on its Council of Past
                                 Presidents. She was President of the Puerto Rico
                                 Telephone Company from April 1997 to March 1999
                                 and from October 1996 to March 1997 she was
                                 President of Finapri, Inc., an insurance finance
                                 company. From October 1995 to March 1997, Ms.
                                 Culpeper was an independent broker at Clark
                                 Melvin Securities and prior to that held various
                                 positions in corporate finance at, among others,
                                 Donaldson, Lufkin & Jenrette and Citibank. Ms.
                                 Culpeper is a director of Santander Bancorp, the
                                 second largest bank in Puerto Rico.
Anthony J. de Nicola(1)(3)       Mr. de Nicola is currently a director of the          56,172,306(5)      59.2%
Age: 37                          Company. He joined Welsh, Carson, Anderson &
Director since January 7, 1999   Stowe in 1994 and is a Managing Member or
                                 General Partner of the respective sole general
[Anthony J. de Nicola Photo]     partners of Welsh, Carson, Anderson & Stowe
                                 VIII, L.P. and other associated investment
                                 partnerships. Previously he worked for William
                                 Blair & Co. for four years in the merchant
                                 banking area. He is a director of BTI Telecom
                                 Corp., NTELOS Inc., Valor Telecommunications,
                                 LLC, Alliance Data Systems Corporation and
                                 several private companies.

NOMINEE, AGE, YEAR                     PRINCIPAL OCCUPATION, OTHER BUSINESS         NUMBER OF SHARES    PERCENT
FIRST BECAME DIRECTOR                   EXPERIENCE AND OTHER DIRECTORSHIPS         BENEFICIALLY OWNED   OF CLASS
---------------------            ------------------------------------------------  ------------------   --------

Mark T. Gallogly(1)              Mr. Gallogly is currently a director of the           28,172,043(6)      29.7%
Age: 44                          Company. He is a Member of the limited liability
Director since January 7, 1999   company which acts as the general partner of
                                 Blackstone Capital Partners, L.P. and its
[Mark T. Gallogly Photo]         affiliates. He is a Senior Managing Director of
                                 The Blackstone Group L.P. and has been with
                                 Blackstone since 1989. Mr. Gallogly is a
                                 director of several private companies.
James R. Matthews                Mr. Matthews is currently a director of the                    0(7)         0%
Age: 34                          Company. He joined Welsh, Carson, Anderson &
Director since July 24, 2001     Stowe in 2000 and is a managing member of the
                                 respective sole general partners of Welsh,
[James R. Matthews Photo]        Carson, Anderson & Stowe VIII, L.P. and other
                                 associated investment partnerships. Previously,
                                 he was a General Partner at J.H. Whitney & Co.,
                                 a private equity firm where he worked for six
                                 years and where he focused on investments in the
                                 communications industry. He is a director of
                                 SpectraSite Holdings, Inc. and several private
                                 companies.
John M. Scanlon(3)               Mr. Scanlon is currently a director of the                 9,000(8)         *
Age: 59                          Company. Since November 1999, he has been Vice
Director since May 18, 2000      Chairman of the board of directors of Asia
                                 Global Crossing, a joint venture established by
[John M. Scanlon Photo]          Global Crossing, Ltd. and others to provide
                                 advanced network-based telecommunications
                                 services to businesses and consumers throughout
                                 Asia. Mr. Scanlon was Chief Executive Officer of
                                 Global Crossing, Ltd., a provider of global
                                 Internet Protocol and data services, from April
                                 1998 to March 1999 and Vice Chairman of Global
                                 Crossing from March 1999 to March 2000. In
                                 addition, he was Chief Executive Officer of Asia
                                 Global Crossing from November 1999 to February
                                 2000. Prior to joining Global Crossing, Mr.
                                 Scanlon was President and General Manager of the
                                 Cellular Networks and Space Sector of Motorola
                                 Inc. and had been affiliated with Motorola Inc.
                                 since 1990. He is President Emeritus of
                                 Cornell's Engineering Board, a senior member of
                                 the IEEE, and a former member of the National
                                 Academy of Sciences. Mr. Scanlon is also a
                                 director of Hutchison Global Crossing Limited.

NOMINEE, AGE, YEAR                     PRINCIPAL OCCUPATION, OTHER BUSINESS         NUMBER OF SHARES    PERCENT
FIRST BECAME DIRECTOR                   EXPERIENCE AND OTHER DIRECTORSHIPS         BENEFICIALLY OWNED   OF CLASS
---------------------            ------------------------------------------------  ------------------   --------
Michael J. Small                 Mr. Small is currently a director of the               1,181,599(9)       1.2%
Age: 43                          Company. He has been President and Chief
Director since January 7, 1999   Executive Officer of the Company since January
                                 1999. Prior to joining the Company, Mr. Small
[Michael J. Small Photo]         served as Executive Vice President and Chief
                                 Financial Officer of 360(LOGO) Communications
                                 Company (now a subsidiary of ALLTEL Corporation)
                                 since 1995. Prior to 1995, he served as
                                 President of Lynch Corporation, a diversified
                                 acquisition-oriented company with operations in
                                 telecommunications, manufacturing and
                                 transportation services.

David M. Tolley                  Mr. Tolley is currently a director of the             28,172,043(6)      29.7%
Age: 34                          Company. He is a Principal of The Blackstone
Director since July 24, 2001     Group L.P. and has been with Blackstone since
                                 May 2000. From 1995 to 2000, he was with Morgan
[David M. Tolley Photo]          Stanley, most recently as Vice President, where
                                 he worked with a variety of clients in the
                                 telecommunications industry.
J. Stephen Vanderwoude(3)        Mr. Vanderwoude is currently a director of the            12,000(10)        *
Age: 57                          Company. He has been Chairman and Chief
Director since October 20, 1999  Executive Officer of Madison River
                                 Communications LLC, an integrated communications
[J. Stephen Vanderwoude Photo]   provider, since 1996. Previously, he was
                                 President, Chief Executive Officer and a
                                 director of Powerhouse Technologies, Inc. and a
                                 director of V-Band Corporation. He is currently
                                 a director of First Midwest Bancorp and Gigard
                                 LLC. He formerly was President and Chief
                                 Operating Officer and a director of Centel
                                 Corporation and President of the local
                                 telecommunications division of Sprint
                                 Corporation.

---------------
  *  Less than 1%.

 (1) Member of the compensation committee.

 (2) See note (3) to the table under "Principal Stockholders of the Company."

 (3) Member of the audit committee.

 (4) Consists of 200 shares which Ms. Culpeper owns directly and 4,500 shares which Ms. Culpeper has the right to acquire pursuant to a stock option grant.

 (5) See note (4) to the table under "Principal Stockholders of the Company."

 (6) See note (5) to the table under "Principal Stockholders of the Company."

 (7) Mr. Matthews, a director of Centennial, does not own of record any shares of common stock. Welsh, Carson, Anderson & Stowe VIII, L.P., Welsh, Carson, Anderson & Stowe VII, L.P., WCAS Information Partners, L.P., WCAS Capital Partners III, L.P. and individuals who are managing members of the limited liability company that serves as Welsh, Carson, Anderson & Stowe VIII's general partner, affiliates of Mr. Matthews, own all the shares of common stock reflected as beneficially owned by Welsh, Carson, Anderson & Stowe. Mr. Matthews disclaims beneficial ownership of such shares.

 (8) Consists of 9,000 shares which Mr. Scanlon has the right to acquire pursuant to a stock option grant.

 (9) Consists of 127,018 shares which Mr. Small owns directly and 1,054,581 shares which Mr. Small has the right to acquire pursuant to a stock option grant.

(10) Consists of 3,000 shares which Mr. Vanderwoude owns directly and 9,000 shares which Mr. Vanderwoude has the right to acquire pursuant to a stock option grant.

     Centennial is saddened to report that Rudolph E. Rupert, who had served as a director of Centennial since January 1999, passed away in March 2001. He will be missed.

COMMITTEES AND MEETINGS OF THE BOARD

     The Board of Directors met eight times during the fiscal year ended May 31, 2001. Each incumbent director attended at least 75% of the total number of meetings of the Board of Directors and the committees of which said director was a member, except John M. Scanlon.

     The Board of Directors has a compensation committee and an audit committee. Our compensation committee consists of Thomas E. McInerney (chairman), Anthony
J. de Nicola and Mark T. Gallogly. The compensation committee makes recommendations to our Board of Directors concerning the compensation for our chief executive officer and our other executive officers and senior management. Our compensation committee also administers, determines the participants under and selects the recipients of awards under our 1999 Stock Option and Restricted Stock Purchase Plan. The compensation committee met once during the fiscal year ended May 31, 2001.

     Our audit committee consists of J. Stephen Vanderwoude (chairman), Carmen Ana Culpeper, John M. Scanlon and Anthony J. de Nicola. The primary responsibilities of the audit committee are described in the audit committee charter that was adopted by our Board of Directors and attached to our 2000 Proxy Statement. Among other things, our audit committee recommends our independent auditors to our Board of Directors and reviews with the independent auditors the scope and results of the independent audits, internal accounting control procedures, adequacy and appropriateness of financial reporting to stockholders, and such other related matters as the audit committee considers to be appropriate. The audit committee met four times during the fiscal year ended May 31, 2001.

     We have not designated a nominating committee or other committee performing a similar function. Such matters, to the extent not dealt with in the amended and restated stockholders agreement, are discussed by the Board of Directors as a whole.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. The SEC rules also require such reporting persons to furnish us with a copy of all Section 16(a) forms they file. Based solely on a review of the copies of the forms which we received and written representations from certain reporting persons, we believe that, during the fiscal year ended May 31, 2001, all Section 16(a) filing requirements applicable to its reporting persons were met.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to compensation awarded to, earned by or paid to the our Chief Executive Officer and each of our other four most highly compensated executive officers (based on amounts reported as salary and bonus for fiscal 2001) for each of our last three fiscal years (collectively the "Named Executives").

                           SUMMARY COMPENSATION TABLE

                                                                             LONG TERM
                                                                        COMPENSATION AWARDS
                                                                       ----------------------
                                                 ANNUAL COMPENSATION   RESTRICTED
                                        FISCAL   -------------------     STOCK      OPTIONS/       ALL OTHER
NAME AND PRINCIPAL POSITION              YEAR     SALARY     BONUS     AWARDS($)     SARS(#)    COMPENSATION($)
---------------------------             ------   --------   --------   ----------   ---------   ---------------
Michael J. Small......................   2001    $320,240   $239,656      -0-         175,000       $ 5,333(1)
  President and Chief                    2000     272,917    248,621      -0-         360,000           917(1)
  Executive Officer                      1999     100,379    283,500      -0-       1,215,000           -0-(2)
Carlos Bofill.........................   2001     213,746    141,516      -0-         120,000         2,363(1)(3)
  Chief Executive Officer --             2000     123,333    135,594      -0-         600,000           -0-(2)
  Caribbean Operations                   1999         -0-        -0-      -0-             -0-           -0-
Phillip Mayberry......................   2001     200,360    110,971      -0-         100,000         2,541(1)(3)
  President --                           2000     175,000    141,698      -0-          90,000         3,249(1)
  U.S. Wireless Operations               1999     175,000    182,500      -0-         450,000         2,292(1)
Peter W. Chehayl......................   2001     190,552    102,417      -0-          50,000         3,958(1)
  Chief Financial Officer                2000     169,583    102,820      -0-          80,000           708(1)
                                         1999      66,250    113,400      -0-         225,000           -0-(2)
Richard Gasink........................   2001     181,123     90,570      -0-          70,000         2,250(1)
  Chief Financial Officer --             2000      77,500     67,997      -0-         155,000        50,000(2)(4)
  Caribbean Operations                   1999         -0-        -0-      -0-             -0-           -0-

---------------
(1) Consists of matching contributions made by us on behalf of the Named Executives under our 401(k) Retirement Investment Plan. Does not include the cost of certain tax and financial services, comprehensive medical exams and excess disability coverage provided to the Named Executives during fiscal 2001. The value of these services to each of the Named Executives is estimated to be approximately $10,000 per Named Executive.

(2) Does not include reimbursement of relocation expenses of $88,695 for Mr. Small, $19,979 for Mr. Bofill, $122,694 for Mr. Chehayl and $40,166 for Mr. Gasink.

(3) Does not include the cost of the use of a company automobile valued at approximately $3,000 per annum.

(4) Represents $50,000 signing bonus paid to Mr. Gasink.

EMPLOYMENT AGREEMENTS

     In connection with the January 1999 merger, we entered into an employment agreement with Michael Small, our President and Chief Executive Officer. The board of directors has determined that Mr. Small's base salary for fiscal 2002 is $340,000 per annum and his target bonus for fiscal 2002 is $410,000, subject to achievement of specified performance targets and objectives set by the compensation committee. The initial term of Mr. Small's employment agreement expires on September 30, 2002, but will automatically renew for subsequent one-year terms unless either we or Mr. Small give notice of non-renewal at least 90 days before the expiration of the initial or any renewal term. If we terminate Mr. Small's employment other than as a result of his failing to comply with the terms of the employment agreement, or if Mr. Small terminates his employment with us because we failed to comply with the agreement, he is entitled to continue to receive his base salary with respect to the one-year period following such termination, a pro rata portion of any bonus payable for the fiscal year in which such termination occurs, and certain other fringe benefits. On January 7, 1999, Mr. Small received incentive stock options and non-qualified stock options to purchase an aggregate 1,215,000 shares of common stock, vesting on July 31 of each year beginning with the fiscal year ended May 31, 1999 if we attain certain EBITDA targets. If the performance targets are not met, Mr. Small's stock options will vest over four years commencing January 7, 2006. These stock options are subject to accelerated vesting if Mr. Small's employment is terminated by us other than as a result of his failing to comply with the terms of the employment agreement or if he quits because we failed to comply with the agreement following a change of control of the Company. During the employment term and for a period of one year following the termination of his employment, except if he quits because we failed to comply with the agreement, Mr. Small is subject to non-competition and non-solicitation provisions.

STOCK OPTIONS

     The table below contains information concerning options granted to each of the Named Executives in the fiscal year ended May 31, 2001.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS
                              NUMBER OF     PERCENT OF TOTAL                 POTENTIAL REALIZABLE VALUE AT ASSUMED
                              SECURITIES      OPTIONS/SARS      EXERCISE          ANNUAL RATES OF STOCK PRICE
                              UNDERLYING       GRANTED TO       OF BASE         APPRECIATION FOR OPTION TERM(3)
                             OPTIONS/SARS     EMPLOYEES IN       PRICE     ------------------------------------------
NAME                          GRANTED(#)       FISCAL YEAR       ($/SH)    EXPIRATION DATE        5%          10%
----                         ------------   -----------------   --------   ----------------   ----------   ----------
Michael J. Small...........    175,000(1)          14.1%         $18.91    January 18, 2011   $2,080,784   $5,273,116
Carlos Bofill..............    100,000(1)           8.1%          18.91    January 18, 2011    1,189,020    3,013,209
Carlos Bofill..............     20,000(2)           1.6%          12.15    May 17, 2011          152,821      387,279
Phillip Mayberry...........    100,000(1)           8.1%          18.91    January 18, 2011    1,189,020    3,013,209
Peter W. Chehayl...........     50,000(1)           4.0%          18.91    January 18, 2011      594,510    1,506,605
Richard Gasink.............     50,000(1)           4.0%          18.91    January 18, 2011      594,510    1,506,605
Richard Gasink.............     20,000(2)           1.6%          12.15    May 17, 2011          152,821      387,279

---------------
(1) These options vest 25% per year on each January 18 commencing January 18, 2002.

(2) These options vest 25% per year on each May 17 commencing May 17, 2002.

(3) The information with respect to potential realizable value is presented in accordance with the requirements of the SEC and is not necessarily indicative of the actual value that such options will have to the Named Executives. To realize the potential values set forth in the 5% and 10% columns, the price per share of the common stock of the Company would have to be $30.80 and $49.04, respectively, for the grants on January 18, 2001 at an exercise price of $18.91 per share and $19.79 and $31.51, respectively, for the grants on May 17, 2001 at an exercise price of $12.15 per share.

     The table below summarizes the exercise of stock options during fiscal 2001 by the Named Executives and provides information as to the unexercised stock options held by them at the end of the 2001 fiscal year on May 31, 2001.

                 AGGREGATED OPTION/SAR EXERCISES IN FISCAL 2001
                   AND FISCAL YEAR-END 2001 OPTION/SAR VALUES

                                                                        NUMBER OF
                                                                         SHARES                VALUE OF
                                                                       UNDERLYING             UNEXERCISED
                                                                       UNEXERCISED           IN-THE-MONEY
                                                                      OPTIONS/SARS           OPTIONS/SARS
                                                                      AT FY-END(#)          AT FY-END($)(2)
                                     SHARES                         -----------------    ---------------------
                                    ACQUIRED          VALUE           EXERCISABLE/           EXERCISABLE/
NAME                               ON EXERCISE    REALIZED($)(1)      UNEXERCISABLE          UNEXERCISABLE
----                               -----------    --------------    -----------------    ---------------------
Michael J. Small.................    15,000          $149,744       660,831/1,052,500    $4,803,389/$5,206,724
Carlos Bofill....................       -0-               -0-        150,000/570,000                -0-/15,800
Phillip Mayberry.................    21,667          $302,967        204,164/392,500       1,525,322/1,910,719
Peter W. Chehayl.................     5,000          $ 52,415        105,831/222,500           723,057/961,474
Richard Gasink...................       -0-               -0-        38,750/186,250                 -0-/15,800

---------------
(1) Calculated by determining the difference between the exercise price and the average of the high and low trading prices of the Company's common stock on the respective exercise date.

(2) Calculated by determining the difference between the exercise price and the closing price of the Company's common stock on May 31, 2001.

DIRECTOR COMPENSATION

     Each non-employee director (other than the Welsh, Carson and Blackstone directors) receives a $15,000 annual retainer, $1,500 for each Board meeting attended in person or telephonically and an annual award of an option to purchase 4,500 shares of Centennial common stock. During fiscal 2001, the Welsh, Carson and Blackstone directors received no compensation for serving as directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of our board's compensation committee are Thomas E. McInerney, Anthony J. de Nicola and Mark T. Gallogly. Messrs. McInerney and de Nicola are managing members of Welsh, Carson, Anderson & Stowe, which beneficially owns approximately 59.2% of our outstanding common stock. Mr. Gallogly is a member of the limited liability company that acts as the general partner of Blackstone Capital Partners, L.P. and its affiliates and is a Senior Managing Director of The Blackstone Group L.P., which beneficially owns approximately 29.7% of our common stock. Because of these affiliations, Messrs. McInerney, de Nicola and Gallogly may be deemed to have a material interest in the matters described under "Certain Relationships and Related Transactions."

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The compensation committee makes recommendations to our Board of Directors concerning the compensation levels of executive officers and senior management. Our executive compensations consists of (1) base salary, (2) annual bonus based on achievement of operating results and personal objectives and (3) stock options. The compensation committee is mindful of the Company's commitment to being a provider of quality telecommunications services in the areas in which it operates. To realize these objectives, the

Company's compensation levels must be such as to motivate and retain these individuals as well as to attract new talent, as necessary. The compensation committee believes it is important to provide our executive officers with stock-based incentive compensation which increases in value in direct correlation with improvement in the performance of our common stock. This aligns management's interests with those of our stockholders. The fundamental philosophy is to link the amount of compensation for an executive to his or her contribution to the Company's success in achieving financial and other objectives.

     In determining the compensation level of our executive officers and senior management other than Mr. Small, the compensation committee will rely upon the recommendation of Mr. Small, the President and Chief Executive of the Company, as the person in the best position to judge the respective performances of said individuals. In this regard, the compensation committee will take into consideration Mr. Small's evaluation of the potential contributions of these individuals toward (i) increasing revenues, (ii) increasing the number of subscribers, (iii) increasing cash flow, (iv) meeting budgetary objectives, (v) the development of the Company's telecommunications systems businesses, (vi) the successful completion of certain acquisitions, dispositions and financings and
(vii) the successful achievement of certain individualized goals and objectives.

     Mr. Small's compensation is based on similar factors as outlined above. In fiscal 2001, Mr. Small received a base salary of $320,240 and was awarded a cash bonus of $239,656. The bonus was tied to the Company's achievement of certain operating results. In addition, during the year Mr. Small was awarded 175,000 stock options. For this year, Mr. Small will receive a base salary of $340,000, a target cash bonus of $410,000, subject to achievement of certain financial and business objectives, and was awarded 300,000 stock options. The committee believes Mr. Small's compensation arrangements are consistent with Centennial's compensation philosophy of linking compensation to increases in shareholder value and contribution to the Company's success and are appropriate in light of Centennial's growth during Mr. Small's tenure as President and Chief Executive Officer since January 1999. Specifically, during Mr. Small's tenure, the Company's stock price has increased from $4.61 on January 7, 1999 to $12.94 on May 31, 2001 and EBITDA and revenues have increased from $183 million and $413 million, respectively, for the fiscal year ended May 31, 1999 to $255 million and $644 million, respectively, for the fiscal year ended May 31, 2001.

                                          The Compensation Committee

                                          Thomas E. McInerney
                                          Anthony J. de Nicola
                                          Mark T. Gallogly

AUDIT COMMITTEE REPORT

     Our board of directors adopted a written charter for our audit committee, which was attached to our 2000 Proxy Statement. All members of our audit committee qualify as "independent" directors under the current listing standards of the Nasdaq Stock Market, except that Mr. de Nicola may not be considered independent because he is employed with Welsh, Carson, Anderson & Stowe and investment funds affiliated with that entity, which collectively own a significant percentage of our common stock. Nevertheless, the board of directors has determined that it is in the best interest of the Company and its stockholders for Mr. de Nicola to serve on the Audit Committee notwithstanding this relationship, and as permitted by Nasdaq's rules, because of his extensive knowledge of financial matters, his significant experience in the telecommunications industry and his past service on the board of directors and audit committee of numerous other public companies.

     The Audit Committee has reviewed and discussed with our management and Deloitte & Touche LLP, our independent auditors, our audited financial statements contained in our Annual Report on Form 10-K for the year ended May 31, 2001. The Audit Committee has also discussed with our independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), relating to auditors' judgment about the quality of Centennial's accounting principles, judgments and estimates, as applied in its financial reporting.

     The Audit Committee has received the written disclosures and letter from the independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) that relates to the auditors' independence from Centennial and has discussed with the independent auditors its independence. In addition, Centennial also discussed with Deloitte & Touche LLP the overall scope and plans for its audit. To this end, the Audit Committee met with the independent auditors, with and without management present, to discuss the results of its examinations, the evaluations of Centennial's internal controls, and the overall quality of Centennial's financial reporting.

     Based on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors, and the board approved, that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended May 31, 2001, for filing with the SEC.

                                          Audit Committee

                                          J. Stephen Vanderwoude
                                          Carmen Ana Culpeper
                                          John M. Scanlon
                                          Anthony J. de Nicola

AUDITOR INDEPENDENCE

     Deloitte & Touche LLP are our independent auditors. The audit committee of our board of directors has considered whether the provision of non-audit services is compatible with maintaining Deloitte & Touche's independence.

AUDIT FEES

     The following table sets forth the fees incurred by the Company for services of Deloitte & Touche LLP in fiscal 2001.

                    FINANCIAL INFORMATION
  AUDIT FEES    DESIGN AND IMPLEMENTATION FEES    ALL OTHER FEES
  ----------    ------------------------------    --------------
  $492,000                 $77,650                  $3,126,440

PERFORMANCE GRAPH

     The following graph compares the total returns (assuming reinvestment of dividends) on our common stock, the Nasdaq Stock Market -- US Index (which includes Centennial) and the Nasdaq Telecommunications Index (which includes Centennial). The graph assumes $100 invested in our common stock or in each of the indices on May 31, 1995, including the reinvestment of dividends, if any.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                    AMONG CENTENNIAL COMMUNICATIONS, CORP.,
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
                    AND THE NASDAQ TELECOMMUNICATIONS INDEX
[PERFORMANCE GRAPH]

                                                       CENTENNIAL                                                NASDAQ
                                                     COMMUNICATIONS               NASDAQ STOCK             TELECOMMUNICATIONS
                                                          CORP.                   MARKET (U.S.)                   INDEX
                                                     --------------               -------------            ------------------
May 96                                                   100.00                      100.00                      100.00
May 97                                                    82.00                       99.00                       99.00
May 98                                                   206.00                      143.00                      164.00
May 99                                                   808.00                      202.00                      297.00
May 00                                                   834.00                      276.00                      285.00
May 01                                                   685.00                      172.00                      145.00

* ASSUMES $100 INVESTED ON 5/31/96 IN STOCK OR INDEX -- INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING MAY 31.

                            CUMULATIVE TOTAL RETURN

--------------------------------------------------------------------------------
                        5/96      5/97      5/98      5/99      5/00      5/01
--------------------------------------------------------------------------------
 Centennial
  Communications
  Corp.                 $100       $82      $206      $808      $834      $685
 Nasdaq Stock Market
  (U.S.)                $100       $99      $143      $202      $276      $172
 Nasdaq
  Telecommunications
  Index                 $100       $99      $164      $297      $285      $145

BENEFICIAL OWNERSHIP BY MANAGEMENT

     The following table sets forth, as of August 1, 2001, certain information with respect to the beneficial ownership of shares of common stock by certain Named Executives of the Company and all directors and executive officers as a group.

                                                               SHARES OF STOCK      PERCENT
NAME                                                          BENEFICIALLY OWNED    OF CLASS
----                                                          ------------------    --------
Michael J. Small............................................       1,181,599(1)        1.2%
Carlos Bofill...............................................         300,000(2)          *
Phillip Mayberry............................................         382,849(3)          *
Peter W. Chehayl............................................         226,599(4)          *
Richard Gasink..............................................          72,849(5)
All directors and executive officers as a group (15
  persons)..................................................      86,868,643(6)       89.5%

---------------
 *  Less than 1%.

(1) Consists of 127,018 shares which Mr. Small owns directly and 1,054,581 shares which Mr. Small has the right to acquire pursuant to stock option grants.

(2) Consists of 300,000 shares which Mr. Bofill has the right to acquire pursuant to stock option grants.

(3) Consists of 43,685 shares which Mr. Mayberry owns directly and 339,164 shares which Mr. Mayberry has the right to acquire pursuant to stock option grants.

(4) Consists of 49,518 shares which Mr. Chehayl owns directly and 177,081 shares which Mr. Chehayl has the right to acquire pursuant to stock option grants.

(5) Consists of 349 shares which Mr. Gasink owns directly and 72,500 shares which Mr. Gasink has the right to acquire pursuant to stock option grants.

(6) Consists of 84,636,319 shares owned directly by such persons and 2,232,324 shares which may be acquired by such persons pursuant to stock option grants.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Stockholders Agreement

     On January 7, 1999, each of the stockholders of CCW Acquisition Corp. and CCW Acquisition Corp. entered into a stockholders agreement. The stockholders agreement became the Company's obligation when we merged with CCW Acquisition Corp. on January 7, 1999. These stockholders included Welsh, Carson, Anderson & Stowe VIII, L.P., WCAS Capital Partners III, L.P., Welsh, Carson, Anderson & Stowe VII, L.P., WCAS Information Partners, L.P., WCA Management Corporation, thirteen investment professionals employed by WCA Management Corporation, and three trusts for the benefit of family members of one of these investment professionals; three investment funds controlled by The Blackstone Group; Michael J. Small and an individual retirement account for his benefit; Peter W. Chehayl, Chief Financial Officer of the Company; and Edward G. Owen, Vice President, Corporate Development, of the Company. The original stockholders agreement was superseded by a first amended and restated stockholders agreement on January 20, 1999 in connection with the transfer by WCA Management Corporation of its equity interest in the Company to another investment fund. Under the amended and restated stockholders agreement, our principal stockholders have agreed to establish and maintain for the Company a Board of Directors in the manner described under "Election of Directors."

     The amended and restated stockholders agreement calls for the creation of
(i) a compensation committee consisting of three directors, two of whom are selected by the Welsh, Carson investors and one of whom is selected by the Blackstone investors, and (ii) an audit committee consisting of three directors, one of whom is selected by the Welsh, Carson investors and one of whom is selected by the Blackstone investors. The amended and restated stockholders agreement requires that each other committee of our Board of Directors consist of at least two members, one of whom is selected by the Welsh, Carson investors and one of whom is selected by the Blackstone investors.

     The amended and restated stockholders agreement places restrictions on the ability of Messrs. Small, Chehayl and Owen to transfer shares of common stock owned in their names or on their behalf without the consent of the Welsh, Carson investors. Exceptions have been made for transfers in registered public offerings or to their spouses or children or to family trusts. In addition, the amended and restated stockholders agreement allows the Welsh, Carson investors to repurchase at fair market value any shares owned by any of these management investors at the time of the termination of their employment.

     The amended and restated stockholders agreement grants The Blackstone Group investors, Messrs. Small, Chehayl and Owen, Signal/Centennial Partners, L.L.C. and Guayacan Private Equity Fund, L.P. the right to participate in any sale of common stock by any of the Welsh, Carson investors. These co-sale provisions do not apply to transfers by Welsh, Carson investors to affiliates, transfers by any of the Welsh, Carson investors that are limited partnerships to their limited partners and transfers by Welsh, Carson investors that are individuals to their spouses or children or to family trusts.

     The amended and restated stockholders agreement grants the Welsh, Carson investors the right to require the Blackstone investors, Messrs. Small, Chehayl and Owen, and Signal/Centennial Partners, L.L.C. and Guayacan Private Equity Fund, L.P. to sell their shares of common stock to a third party who offers to buy at least 80% of our capital stock. The sale of the Company must be for cash or marketable securities and must require that we pay the fees and expenses of the selling stockholders. This right will terminate if and when the Blackstone investors own more shares of common stock than the Welsh, Carson investors.

     We have granted preemptive rights to purchase shares of our common stock in proportion to the ownership of the stockholder in the situations described below to the Welsh, Carson investors, the Blackstone investors, Messrs. Small, Chehayl and Owen, and Signal/Centennial Partners, L.L.C. and Guayacan Private Equity Fund, L.P. These preemptive rights apply to any sale by us of common stock or securities convertible into or exchangeable for common stock such as convertible debt, options or warrants. Issuances of employee stock options and registered public offerings are excluded from the preemptive rights provisions of the amended and restated stockholders agreement.

     The amended and restated stockholders agreement grants to the Welsh, Carson investors a right of first offer that applies to sales of common stock by the Blackstone investors. In other words, if any of the Blackstone investors wishes to sell its shares, it must first allow the Welsh, Carson investors to make an offer to purchase the shares. If an offer is made by any of the Welsh, Carson investors, the Blackstone investors cannot sell the shares to a third party on material terms which are the same as, or more favorable, in the aggregate, to, the terms offered by the Welsh, Carson investors for the shares. This right of first offer does not apply to sales by the Blackstone investors to their affiliates, sales pursuant to registered public offerings or sales in compliance with the Securities Act or distributions by any of the Blackstone investors which are limited partnerships to their limited partners.

     We have agreed not to take any of the following actions without the approval of the Welsh, Carson investors and the Blackstone investors until the amended and restated stockholders agreement is terminated:

          (1) amend, alter or repeal our certificate of incorporation or our by-laws in any manner that adversely affects the rights of the holders of our common stock generally, or the rights of the stockholders party to the amended and restated stockholders agreement,

          (2) enter into, or permit any of our subsidiaries to enter into, any transaction (other than normal employment arrangements, benefit programs and employee incentive option programs on reasonable terms, any transaction with a director that is approved by our Board of Directors in accordance with Delaware law, customer transactions in the ordinary course of business, and the transactions contemplated by the amended and restated registration rights agreement described below) with any of our subsidiaries' officers, directors or employees, any person related by blood or marriage to any of our subsidiaries' officers, directors or employees, any entity in which any of our subsidiaries' officers, directors or employees owns any beneficial interest, any stockholder that owns, directly or indirectly, at least 25% of our outstanding capital stock or any affiliate of any 25% stockholder.

     Under the amended and restated stockholders agreement, each of the Welsh, Carson Investors, the Blackstone investors, Messrs. Small, Chehayl and Owen, and Signal/Centennial Partners, L.L.C. and Guayacan Private Equity Fund, L.P. have agreed not to, and agreed to cause their affiliates not to, directly or indirectly, alone or in concert with others, without the prior written consent of the Welsh, Carson investors, take any of the following actions:

          (1) effect, seek, offer, engage in, propose or participate in any acquisition of beneficial ownership of our equity or debt securities other than (a) pursuant to the preemptive rights granted under the amended and restated stockholders agreement, (b) acquisitions from other stockholders who have signed the amended and restated stockholders agreement or (c) any stock dividend, stock reclassification or other distribution or dividends to the holders of our common stock generally,

          (2) any extraordinary transaction such as a merger or tender offer involving our company or any material portion of our business,

          (3) any solicitation of proxies with respect to the Company or any action resulting in any stockholder party to the amended and restated stockholders agreement or any of its affiliates becoming a participant in any board of director election contest with respect to the Company,

          (4) propose any matter for submission to a vote of stockholders of the Company,

          (5) seek to remove or appoint directors of the Company outside of the provisions of the amended and restated stockholders agreement, or

          (6) form, join or in any way participate in or assist in the formation of a group of two or more persons for the purposes of acquiring, holding, voting, or disposing of equity securities of the Company, other than any group consisting exclusively of stockholders who have signed the amended and restated stockholders agreement and their affiliates.

     Under the amended and restated stockholders agreement, we are required to pay WCA Management Corporation an annual monitoring fee of $450,000 plus reasonable expenses and Blackstone Management Partners III, L.L.C. an annual monitoring fee of $300,000 plus reasonable expenses. We will no longer be required to pay these management fees if either the Welsh, Carson investors or the Blackstone investors sells 75% of the shares purchased by them on January 7, 1999.

     All of the provisions of the amended and restated stockholders agreement that are described above, other than the provisions governing the election of our Board of Directors and the composition of its committees, will terminate upon the earlier to occur of the completion of a registered public offering of common stock raising not less than $50 million for the Company, and the transfer by either the Welsh, Carson investors or the Blackstone investors of 50% or more of the shares of common stock purchased by them on January 7, 1999.

     The provisions of the amended and restated stockholders agreement governing the election of our Board of Directors and the composition of its committees will terminate upon the earlier to occur of the completion of a registered public offering of common stock raising not less than $50 million for our company, and the transfer by both the Welsh, Carson investors and the Blackstone investors of 50% or more of the shares of common stock purchased by them on January 7, 1999.

  Registration Rights Agreement

     On January 7, 1999 each of the stockholders of CCW Acquisition Corp. and CCW Acquisition Corp. entered into a registration rights agreement. The registration rights agreement became the Company's obligation when we merged with CCW Acquisition Corp. on January 7, 1999. The original registration rights agreement was superseded by a first amended and restated registration rights agreement on January 20, 1999 in connection with the transfer by WCA Management Corporation of its equity interest in the Company to another investment fund.

     The amended and restated registration rights agreement grants the Welsh, Carson investors and the Blackstone investors the right to require the Company to register their shares of common stock under the Securities Act at any time on or after January 7, 2002. The amended and restated registration rights agreement also grants each of the Welsh, Carson investors, the Blackstone investors, Messrs. Small, Chehayl and Owen, and Signal/Centennial Partners, L.L.C. and Guayacan Private Equity Fund, L.P. the right to include, at their request, shares of common stock owned by them in registrations under the Securities Act by the Company.

  Other Transactions

     - In June 2001, we entered into a capacity purchase agreement with Global Crossing Ltd., pursuant to which we agreed to purchase $97.5 million of undersea fiber optic capacity from Global Crossing over several years. During fiscal 2001, we paid $30 million to Global Crossing under that agreement. In addition, in June 2001, we entered into an agreement with Global Crossing pursuant to which Global Crossing agreed to purchase $19.5 million of products and services in the Caribbean from us. In May 2001, Global Crossing paid us $4.5 million under such agreement. John M. Scanlon, a director of the Company, was formerly a director and Chief Executive Officer of Global Crossing and is currently a director of Asia Global Crossing, a subsidiary of Global Crossing.

     - During the past fiscal year, we utilized travel arrangement services from ChambersTravel, a travel agency service owned by Colleen Chambers, the spouse of Carlos Bofill, the Chief Executive Officer of our Caribbean operations. The gross amount of travel related bookings purchased through Ms. Chambers' company for the year was $810,981 and she received commissions on account of her services in the amount of $63,000.

     - During the past fiscal year, we purchased $211,476 worth of office furniture from Productive Business Interiors ("PBI"). Kaye Mayberry, the spouse of Phillip Mayberry, President of our U.S. wireless operations, owns 20% of PBI.

     - We have entered into numerous cell site leases with SpectraSite Holdings, Inc. During the past fiscal year, we paid Spectrasite $77,584 in rental payments under these leases. According to documents filed with the SEC, Welsh, Carson, Anderson & Stowe controls approximately 20.9% of the outstanding common stock of SpectraSite. Thomas E. McInerney and James R. Matthews, directors of Centennial, are directors of SpectraSite.

     - In December 2000, we entered into a contract with GiantBear, Inc. relating to the provision of products, software and services used with our wireless web product offering. During the past fiscal year, we paid GiantBear $175,000. The Blackstone Group owns approximately 23.5% of GiantBear.

                                   PROPOSAL 2

                   AMENDMENT TO THE CENTENNIAL COMMUNICATIONS
              1999 STOCK OPTION AND RESTRICTED STOCK PURCHASE PLAN

GENERAL

     In January 1999 we established the Centennial Communications Corp. and its Subsidiaries 1999 Stock Option and Restricted Stock Purchase Plan (the "Stock Plan"). The Stock Plan was approved by our Stockholders in October 1999. Under the Stock Plan, the maximum number of shares reserved for issuance under the plan is 9,000,000 shares. As of August 1, 2001, approximately 200,000 shares remain available for future grants.

     The purpose of the Stock Plan is to promote the interests of the Company and its subsidiaries and the interests of our stockholders by providing an opportunity to selected employees and officers of the Company and its subsidiaries and to other persons providing services to the Company and its subsidiaries to purchase common stock of the Company. By encouraging such stock ownership, we seek to attract, retain and motivate such employees and other persons and to encourage such employees and other persons to devote their best efforts to the business and financial success of the Company. The Company and the Board of Directors believes the Stock Plan has been successful in helping us attract, retain and motivate employees.

     To continue the Stock Plan, the Board of Directors proposes that the Stock Plan be amended to increase the maximum number of shares of common stock issuable under the plan from 9,000,000 to 12,000,000.

     The following summary describes the principal features of the Stock Plan and is qualified in its entirety by reference to the specific provisions of the Stock Plan.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE STOCK PLAN.

DESCRIPTION OF THE 1999 STOCK PLAN

     Shares and Options Subject to Plan. The Stock Plan provides for the grant of options or awards to purchase an aggregate 9,000,000 shares of common stock (subject to adjustment), either in the form of incentive stock options ("ISOs") intended to meet the requirements of Section 422 of the Internal Revenue Code or non-qualified stock options or restricted stock purchase awards. The Stock Plan includes provisions for adjustment of the number of shares of common stock available for grant or award thereunder and in the number of shares of common stock underlying outstanding options in the event of any stock splits, stock dividends or other relevant changes in the capitalization of the Company.

     Eligibility. Under the Stock Plan, employees, including officers, are eligible to receive grants of either ISOs structured to qualify under Section 422 of the Code, or non-qualified stock options and restricted stock purchase awards, both of which are not intended to meet the requirements of Code
Section 422. Consultants and non-employee directors are eligible to be granted only nonqualified options and awards.

     Administration. Administration of the Stock Plan has been delegated to the compensation committee of the Board of Directors, consisting entirely of "Non-Employee Directors" within the meaning of Rule 16b-3 promulgated under the Exchange Act, and "outside directors" within the meaning of Treasury regulation
Section 1.162-27(e)(3) of the Code. The Compensation Committee, within the parameters of the Stock Plan, has authority to determine to whom options or awards are granted, the number of options or awards granted, and the terms of such options and awards. All questions of interpretation or application of the Stock Plan are determined by the Compensation Committee, whose decisions are final and binding upon all participants.

     Terms of Options and Awards. Each option or award granted will be evidenced by a stock option or restricted stock purchase agreement. The Compensation Committee will fix the term and vesting provisions of all options granted pursuant to the Stock Plan, provided, however, that the term of any option granted may not exceed ten years from the date on which the option is granted.

     The exercise price of ISOs may not be less than 100% of the fair market value of the shares of common stock, as determined by the Board of Directors or the Compensation Committee, as the case may be, on the date the option is granted. The exercise price of non-qualified stock options may be equal to, less than or more than the fair market value of the shares of common stock on the date the option is granted. In addition, the aggregate fair market value (determined as of the date an ISO is granted) of the shares of stock with respect to which ISOs are exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. In addition, no ISO shall be granted to an optionee who owns more than 10% of the total combined voting power of all classes of stock of the Company.

     Restricted stock purchase awards granted under the Stock Plan will be in such amounts and at such times as determined by the Compensation Committee. The purchase price, as well as the vesting provisions, of such awards shall be determined by the Compensation Committee and the purchase price may be equal to, less than or more than the fair market value of the shares of common stock to be awarded.

     Term of the Stock Plan. The Stock Plan is effective as of January 7, 1999 and will continue in effect until January 7, 2009 unless terminated prior to such date by the Board of Directors.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The tax consequences of ISO's, non-qualified stock options and restricted stock purchase awards are quite complex. Therefore, the description of tax consequences set forth below is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the tax consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

     ISOs granted pursuant to the Stock Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code. If an optionee does not dispose of the shares acquired pursuant to exercise of an ISO within one year after the transfer of such shares to the optionee and within two years from grant of the option (the "ISO holding period requirements"), such optionee will recognize no taxable income as a result of the grant or exercise of such option. (However, for alternative minimum tax purposes the optionee will recognize as an item of tax preference the difference between the fair market value of the shares received upon exercise and the exercise price.) Any gain or loss that is subsequently recognized upon a sale or exchange of the shares may be treated by the optionee as long-term capital gain or loss, as the case may be. The Company will not be entitled to a deduction for federal income tax purposes with respect to the issuance of an ISO, the transfer of shares upon exercise of the option or the ultimate disposition of such shares (provided the ISO holding period requirements are satisfied).

     If shares received upon exercise of an ISO are disposed of prior to satisfaction of the ISO holding period requirements, the optionee generally will recognize taxable ordinary income, in the year in which such disqualifying disposition occurs, in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price, and (ii) the gain recognized on such disposition. Such amount will ordinarily be deductible by the Company for federal income tax purposes in the same year, provided that the Company satisfies certain federal income tax information reporting requirements. In addition, the excess, if any, of the amount realized by the optionee on such disqualifying disposition over the fair market value of the shares on the date of exercise of the ISO will be treated as capital gain, long-term or short-term, depending on whether, after exercise of the option, the shares were held for more than one year (the applicable long-term capital gain holding period) prior to such disposition.

     Non-qualified stock options may be granted under the Stock Plan. An optionee generally will not recognize any taxable income upon grant of a non-qualified stock option. The optionee will recognize taxable ordinary income, at the time of exercise of such option, in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. Such amount will ordinarily be deductible by the Company in the same year, provided that the Company satisfies certain federal income tax information reporting requirements. Any gain or loss that is subsequently recognized by the optionee upon a sale or exchange of the shares will be capital gain or loss, long-term or short-term, depending on whether, after the exercise of the option, the shares were held for more than one year prior to such sale or exchange.

     Restricted stock purchase awards may also be granted pursuant to the Stock Plan. A recipient of a restricted stock purchase award generally will not recognize taxable income upon the purchase of shares of restricted stock, unless he or she makes a timely election under Section 83(b) of the Code. Such a recipient, however, would recognize taxable ordinary income (and the holding period for such shares would commence) at the time that such shares become vested, in an amount equal to the excess of the fair market value of the shares at that time over the purchase price paid for such shares. If, on the other hand, the recipient makes a timely election under Section 83(b), he or she would recognize taxable ordinary income (and the holding period for such shares would commence) at the time of purchase, in an amount equal to the excess of the fair market value of the shares at that time (determined without regard to any transfer restrictions imposed on the shares, vesting provisions or any restrictions imposed by the securities laws) over the purchase price paid for such shares. In either case, the Company should be entitled to a deduction in an amount equal to the ordinary income recognized by the recipient in the same year that the recipient recognized such income, provided that the Company satisfies certain federal income tax information reporting requirements. Any gain or loss that is subsequently recognized by the recipient upon a sale or exchange of the shares will be capital gain or loss, long-term or short-term, depending on whether the shares were held for more than one year prior to such sale or exchange.

                                   PROPOSAL 3

                      RATIFICATION OF INDEPENDENT AUDITORS

     The Board of Directors has selected the firm of Deloitte & Touche LLP, independent auditors, to audit the accounts of the Company and its subsidiaries for the fiscal year ending May 31, 2002. In accordance with our policy of seeking annual stockholder ratification of the selection of auditors, we request that such selection be ratified by stockholders. We have been advised by Deloitte & Touche LLP that neither that firm nor any of its partners has any other relationship, direct or indirect, with the Company or its subsidiaries. We expect representatives of Deloitte & Touche LLP to be present at the Annual Meeting, and such representatives will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE FISCAL YEAR ENDING MAY 31, 2002.

                             STOCKHOLDER PROPOSALS

     If a stockholder wishes to submit a proposal for inclusion in the proxy statement for the 2002 Annual Meeting of Stockholders, such proposal must be received by the Company at its principal executive offices not later than May 1, 2002.

     In accordance with Rule 14a-4(c)(1) of the Exchange Act, management proxy holders intend to use their discretionary voting authority with respect to any stockholder proposal raised at the Company's Annual Meeting in 2002 as to which the proponent fails to notify the Company on or before July 15, 2002 (one year after 45 days prior to the date on which this Proxy Statement was first mailed to stockholders). Notifications must be addressed to the Company's General Counsel at 3349 Route 138, Wall, New Jersey 07719.

                                 OTHER MATTERS

     The Board of Directors does not intend to bring any other matters before the Annual Meeting and does not know of any other business which others intend to bring before the Annual Meeting. However, if any other matter should properly come before the Annual Meeting or any adjournment of the Annual Meeting, the persons named in the accompanying proxy intend to vote on such matters as they, in their discretion, may determine.

                                          By Order of Board of Directors

                                          /s/ Tony L. Wolk

                                          TONY L. WOLK
                                          Vice President, General Counsel and
                                          Secretary

Dated: August 28, 2001

     PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, OR VOTE BY TELEPHONE OR VIA THE INTERNET. ON WRITTEN REQUEST OF ANY STOCKHOLDER, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MAY 31, 2001, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SEC PURSUANT TO RULE 13a-1 UNDER THE EXCHANGE ACT MAY BE OBTAINED WITHOUT CHARGE FROM TONY L. WOLK, GENERAL COUNSEL, CENTENNIAL COMMUNICATIONS CORP., 3349 ROUTE 138, WALL, NEW JERSEY 07719.

                                                                       EXHIBIT A

              CENTENNIAL COMMUNICATIONS CORP. AND ITS SUBSIDIARIES 1999 STOCK OPTION AND RESTRICTED STOCK PURCHASE PLAN

Section 1. Purpose. The purpose of the Centennial Communications Corp. and its Subsidiaries 1999 Stock Option and Restricted Stock Purchase Plan (the "Plan") is to promote the interests of Centennial Communications Corp., a Delaware corporation (the "Company"), and any Subsidiary thereof and the interests of the Company's stockholders by providing an opportunity to selected employees and officers of the Company or any Subsidiary thereof as of the date of the adoption of the Plan or at any time thereafter to purchase Common Stock of the Company. By encouraging such stock ownership, the Company seeks to attract, retain and motivate such employees and other persons and to encourage such employees and other persons to devote their best efforts to the business and financial success of the Company. It is intended that this purpose will be effected by the granting of "non-qualified stock options" and/or "incentive stock options" to acquire the Common Stock of the Company and/or by the granting of rights to purchase the Common Stock of the Company on a "restricted stock" basis. Under the Plan, the Committee (as hereinafter defined) shall have the authority (in its sole discretion) to grant "incentive stock options" within the meaning of
Section 422(b) of the Code, "non-qualified stock options" as described in Treasury Regulation Section 1.83-7 or any successor regulation thereto, or "restricted stock" awards.

         No grant of "incentive stock options" shall be made under this Plan unless such Plan is approved by the stockholders of the Company within 12 months of the date of the adoption of such Plan.

Section 2. Definitions. For purposes of the Plan, the following terms used herein shall have the following meanings, unless a different meaning is clearly required by the context:

         2.1 "Award" shall mean an award of the right to purchase Common Stock granted under the provisions of Section 7 of the Plan.

         2.2. "Board of Directors" shall mean the Board of Directors of the Company.

         2.3. "Code" shall mean the Internal Revenue Code of 1986, as amended.

         2.4. "Committee" shall mean the committee of the Board of Directors referred to in Section 5 hereof; provided, that if no such committee is appointed by the Board of Directors, the Board of Directors shall have all of the authority and obligations of the Committee under the Plan.

         2.5. "Common Stock" shall mean the Class A Common Stock, $.01 par value, of the Company.

         2.6. "Employee" shall mean (i) with respect to an ISO, any person, including, without limitation, an officer of the Company, who, at the time an ISO is granted to such person hereunder, is employed by the Company or any Parent or Subsidiary of the Company, and (ii) with respect to a Non-Qualified Option and/or an Award, any person employed by, or performing services for, the Company or any Parent or Subsidiary of the Company, including, without limitation, officers.

         2.7. "ISO" shall mean an Option granted to a Participant pursuant to the Plan that constitutes and shall be treated as an "incentive stock option" as defined in Section 422(b) of the Code.

         2.8. "Non-Qualified Option" shall mean an Option granted to a Participant pursuant to the Plan that is intended to be, and qualifies as, a "non-qualified stock option" as described in Treasury Regulation
         Section 1.83-7 or any successor regulation thereto and that shall not constitute or be treated as an ISO.

         2.9. "Option" shall mean any ISO or Non-Qualified Option granted to an Employee pursuant to the Plan.

         2.10. "Participant" shall mean any Employee to whom an Award and/or an Option is granted under the Plan.

         2.11. "Parent" of the Company shall have the meaning set forth in
         Section 424(e) of the Code.

         2.12. "Subsidiary" of the Company shall have the meaning set forth in
         Section 424(f) of the Code.

Section 3. Eligibility. Awards and/or Options may be granted to any Employee. The Committee shall have the sole authority to select the persons to whom Awards and/or Options are to be granted hereunder, and to determine whether a person is to be granted a Non-Qualified Option, an ISO or an Award or any combination thereof. No person shall have any right to participate in the Plan. Any person selected by the Committee for participation during any one period will not by virtue of such participation have the right to be selected as a Participant for any other period.

Section 4.  Common Stock Subject to the Plan.

         4.1. Number of Shares. The total number of shares of Common Stock for which Options and/or Awards may be granted under the Plan shall not exceed in the aggregate nine million (9,000,000) shares of Common Stock (subject to adjustment as provided in Section 8 hereof).

         4.2. Reissuance. The shares of Common Stock that may be subject to Options and/or Awards granted under the Plan may be either authorized and unissued shares or shares reacquired at any time and now or hereafter held as treasury stock as the Committee may determine. In the event that any outstanding Option expires or is terminated for any reason, the shares allocable to the unexercised portion of such Option may again be subject to an Option and/or Award granted under the Plan. If any shares of Common Stock issued or sold pursuant to an Award or the exercise of an Option shall have been repurchased by the Company, then such shares may again be subject to an Option and/or Award granted under the Plan.

         4.3.  Special ISO Limitations.

                  (a) The aggregate fair market value (determined as of the date an ISO is granted) of the shares of Common Stock with respect to which ISOs are exercisable for the first time by an Employee during any calendar year (under all incentive stock option plans of the Company or any Parent or Subsidiary of the Company) shall not exceed $100,000.

                  (b) No ISO shall be granted to an Employee who, at the time the ISO is granted, owns (actually or constructively under the provisions of Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, unless (i) the option price is at least 110% of the fair market value (determined as of the time the ISO is granted) of the shares of Common Stock subject to the ISO and (ii) the ISO by its terms is not exercisable more than five years from the date it is granted.

         4.4. Limitations Not Applicable to Non-Qualified Options or Awards. Notwithstanding any other provision of the Plan, the provisions of Sections 4.3(a) and (b) shall not apply, nor shall be construed to apply, to any Non-Qualified Option or Award granted under the Plan.

Section 5.  Administration of the Plan.

         5.1. Administration. Subject to the proviso in Section 2.4 hereof, the Plan shall be administered by a committee of the Board of Directors (the "Committee") established by the Board of Directors and consisting of no less than two persons. Each member of the Committee shall be a "Non-Employee Director" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and an "outside director" within the meaning of Treasury regulation Section 1.162-27(e)(3). The Committee shall be appointed from time to time by, and shall serve at the pleasure of, the Board of Directors.

         5.2. Grant of Options/Awards.

                  (a) Options. The Committee shall have the sole authority and discretion under the Plan (i) to select the Employees who are to be granted Options hereunder; (ii) to designate whether any Option to be granted hereunder is to be an ISO or a Non-Qualified Option; (iii) to establish the number of shares of Common Stock that may be subject to each Option; (iv) to determine the time and the conditions subject to which Options may be exercised in whole or in part; (v) to determine the amount (not less than the par value per share) and the form of the consideration that may be used to purchase shares of Common Stock upon exercise of any Option (including, without limitation, the circumstances under which issued and outstanding shares of Common Stock owned by a

         Participant may be used by the Participant to exercise an Option); (vi) to impose Restrictions and/or conditions with respect to shares of Common Stock acquired upon exercise of an Option; (vii) to determine the circumstances under which shares of Common Stock acquired upon exercise of any Option may be subject to repurchase by the Company;
         (viii) to determine the circumstances and conditions subject to which shares acquired upon exercise of an Option may be sold or otherwise transferred, including, without limitation, the circumstances and conditions subject to which a proposed sale of shares of Common Stock acquired upon exercise of an Option may be subject to the Company's right of first refusal (as well as the terms and conditions of any such right of first refusal); (ix) to establish a vesting provision for any Option relating to the time when (or the circumstances under which) the Option may be exercised by a Participant, including, without limitation, vesting provisions that may be contingent upon (A) the Company's meeting specified financial goals, (B) a change of control of the Company or (C) the occurrence of other specified events; (x) to accelerate the time when outstanding Options may be exercised, provided, however, that any ISOs shall be deemed "accelerated" within the meaning of Section 424(h) of the Code; and (xi) to establish any other terms, restrictions and/or conditions applicable to any Option not inconsistent with the provisions of the Plan.

                  (b) Awards. The Committee shall have the sole authority and discretion under the Plan (i) to select the Employees who are to be granted Awards hereunder; (ii) to determine the amount to be paid by a Participant to acquire shares of Common Stock pursuant to an Award, which amount may be equal to, more than, or less than 100% of the fair market value of such shares on the date the Award is granted (but in no event less than the par value of such shares); (iii) to determine the time or times and the conditions subject to which Awards may be made;
         (iv) to determine the time or times and the conditions subject to which the shares of Common Stock subject to an Award are to become vested and no longer subject to repurchase by the Company; (v) to establish transfer restrictions and the terms and conditions on which any such transfer restrictions with respect to shares of Common Stock acquired pursuant to an Award shall lapse; (vi) to establish vesting provisions with respect to any shares of Common Stock subject to an Award, including, without limitation, vesting provisions which may be contingent upon (A) the Company's meeting specified financial goals,
         (B) a change of control of the Company or (C) the occurrence of other specified events; (vii) to determine the circumstances under which shares of Common Stock acquired pursuant to an Award may be subject to repurchase by the Company; (viii) to determine the circumstances and conditions subject to which any shares of Common Stock acquired pursuant to an Award may be sold or otherwise transferred, including, without limitation, the circumstances and conditions subject to which a proposed sale of shares of common Stock acquired pursuant to an Award may be subject to the Company's right of first refusal (as well as the terms and conditions of any such right of first refusal); (ix) to determine the form of consideration that may be used to purchase shares of Common Stock pursuant to an Award (including, without limitation, the circumstances under which issued and outstanding shares of Common Stock owned by a Participant may be used by the Participant to purchase the Common Stock subject to an Award); (x) to accelerate the time at which any or all restrictions imposed with respect to any shares of Common Stock subject to an Award will lapse; and (xi) to establish any other terms, restrictions and/or conditions applicable to any Award not inconsistent with the provisions of the Plan.

         5.3. Interpretation. The Committee shall be authorized to interpret the Plan and may, from time to time, adopt such rules and regulations, not inconsistent with the provisions of the Plan, as it may deem advisable to carry out the purposes of the Plan.

         5.4. Finality. The interpretation and construction by the Committee of any provision of the Plan, any Option and/or Award granted hereunder or any agreement evidencing any such Option and/or Award shall be final and conclusive upon all parties.

         5.5. Expenses, Etc. All expenses and liabilities incurred by the Committee in the administration of the Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants or other persons in connection with the administration of the Plan. The Company, and its officers and directors, shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member of the Committee shall be liable for any action, determination or interpretation taken or made in good faith with respect to the Plan or any Option and/or Award granted hereunder.

Section 6.  Terms and Conditions of Options.

         6.1. ISOs. The terms and conditions of each ISO granted under the Plan shall be specified by the Committee and shall be set forth in an ISO agreement between the Company and the Participant in such form as the Committee shall approve. The terms and conditions of each ISO shall be such that each ISO issued hereunder shall constitute and shall be treated as an "incentive stock option" as defined in Section 422(b) of the Code. The terms and conditions of any ISO granted hereunder need not be identical to those of any other ISO granted hereunder.

         The terms and conditions of each ISO shall include the following:

                  (a) The option price shall be fixed by the Committee but shall in no event be less than 100% (or 110% in the case of an Employee referred to in Section 4.3(b) hereof) of the fair market value of the shares of Common Stock subject to the ISO on the date the ISO is granted. For purposes of the Plan, the fair market value per share of Common Stock as of any day shall mean the average of the closing prices of sales of shares of Common Stock on all national securities exchanges on which the Common Stock may at the time be listed or, if there shall have been no sales on any such day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day the Common Stock shall not be so listed, the average of the representative bid and asked prices quoted in the NASDAQ system as of 3:30 p.m., New York time, on such day, or, if on any day the Common Stock shall not be quoted in the NASDAQ system, the average of the high and low bid and asked prices on such day in the over-the-counter market as reported by National Quotation Bureau Incorporated, or any similar successor organization. If at any time the Common Stock is not listed on any national securities exchange or quoted in the NASDAQ system or the over-the-counter market, the fair market value of the shares of Common Stock subject to an Option on the date the

         ISO is granted shall be the fair market value thereof determined in good faith by the Board of Directors.

                  (b) ISOs, by their terms, shall not be transferable otherwise than by will or the laws of descent and distribution, and, during a Participant's lifetime, an ISO shall be exercisable only by the Participant.

                  (c) The Committee shall fix the term of all ISOs granted pursuant to the Plan (including, without limitation, the date on which such ISO shall expire and terminate); provided, however, that such term shall in no event exceed ten years from the date on which such ISO is granted (or, in the case of an ISO granted to an Employee referred to in Section 4.3(b) hereof, such term shall in no event exceed five years from the date on which such ISO is granted).

Each ISO shall be exercisable in such amount or amounts, under such conditions and at such times or intervals or in such installments as shall be determined by the Committee in its sole discretion.

                  (d) To the extent that the Company or any Parent or Subsidiary of the Company is required to withhold any Federal, state or local taxes in respect of any compensation income realized by any Participant as a result of any "disqualifying disposition" of any shares of Common Stock acquired upon exercise of an ISO granted hereunder, the Company shall deduct from any payments of any kind otherwise due to such Participant the aggregate amount of such Federal, state or local taxes required to be so withheld or, if such payments are insufficient to satisfy such Federal, state or local taxes, such Participant will be required to pay to the Company, or make other arrangements satisfactory to the Company regarding payment to the Company of, the aggregate amount of any such taxes. All matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Board of Directors, in its sole discretion.

                  (e) The terms and conditions of each ISO may include the following provisions:

                  (i) In the event a Participant's employment on a full-time basis by the Company or any Parent or Subsidiary of the Company shall be terminated for cause or shall be terminated by the Participant for any reason whatsoever other than as a result of the Participant's death or "disability" (within the meaning of Section 22(e)(3) of the Code), the unexercised portion of any ISO held by such Participant at that time may only be exercised within one month after the date on which the Participant ceased to be so employed, and only to the extent that the Participant could have otherwise exercised such ISO as of the date on which he ceased to be so employed.

                  (ii) In the event a Participant's employment on a full-time basis by the Company or any Parent or Subsidiary of the Company shall terminate for any reason other than (x) a termination specified in clause (i) above or (y) by reason of the Participant's death or "disability" (within the meaning of Section 22(e)(3) of the Code), the unexercised portion of any ISO held by such Participant at that time may only be exercised within three months after the date on which the Participant ceased to be so employed, and only to the extent that the Participant could have otherwise exercised such ISO as of the date on which he ceased to be so employed.

                  (iii) In the event a Participant shall cease to be employed by the Company or any Parent or Subsidiary of the Company on a full-time basis by reason of his "disability" (within the meaning of Section 22(e)(3) of the Code), the unexercised portion of any ISO held by such Participant at that time may only be exercised within one year after the date on which the Participant ceased to be so employed, and only to the extent that the Participant could have otherwise exercised such ISO as of the date on which he ceased to be so employed.

                  (iv) In the event a Participant shall die while in the employ of the Company or a Parent or Subsidiary of the Company (or within a period of one month after ceasing to be an Employee for any reason other than his "disability" (within the meaning of Section 22(e)(3) of the Code) or within a period of one year after ceasing to be an Employee by reason of such "disability"), the unexercised portion of any ISO held by such Participant at the time of his death may only be exercised within one year after the date of such Participant's death, and only to the extent that the Participant could have otherwise exercised such ISO at the time of his death. In such event, such ISO may be exercised by the executor or administrator of the Participant's estate or by any person or persons who shall have acquired the ISO directly from the Participant by bequest or inheritance.

         6.2. Non-Qualified Options. The terms and conditions of each Non-Qualified Option granted under the Plan shall be specified by the Committee, in its sole discretion, and shall be set forth in a written option agreement between the Company and the Participant in such form as the Committee shall approve. The terms and conditions of each Non-Qualified Option will be such (and each Non-Qualified Option agreement shall expressly so state) that each Non-Qualified Option issued hereunder shall not constitute nor be treated as an "incentive stock option" as defined in Section 422(b) of the Code, but will be a "non-qualified stock option" for Federal, state and local income tax purposes. The terms and conditions of any Non-Qualified Option granted hereunder need not be identical to those of any other Non-Qualified Option granted hereunder.

         The terms and conditions of each Non-Qualified Option Agreement shall include the following:

         (a) The option (exercise) price shall be fixed by the Committee and may be equal to, more than or less than 100% of the fair market value of the shares of Common Stock subject to the Non-Qualified Option on the date such Non-Qualified Option is granted as determined in good faith by the Committee.

         (b) The Committee shall fix the term of all Non-Qualified Options granted pursuant to the Plan (including, without limitation, the date on which such Non-Qualified Option shall expire and terminate). Such term may be more than ten years from the date on which such

Non-Qualified Option is granted. Each Non-Qualified Option shall be exercisable in such amount or amounts, under such conditions (including, without limitation, provisions governing the rights to exercise such Non-Qualified Option), and at such times or intervals or in such installments as shall be determined by the Committee in its sole discretion; provided, however, that in no event shall any Non-Qualified Option granted to any director or officer of the company who is subject to Section 16 of the Exchange Act become exercisable, in whole or in part, prior to the date that is six months after the date such Non-Qualified Option is granted to such director or officer.

         (c) Non-Qualified Options shall not be transferable otherwise than by will or the laws of descent and distribution, and during a Participant's lifetime a Non-Qualified Option shall be exercisable only by the Participant, provided, however, that subject to the prior approval of the Board of Directors, any Participant may assign or transfer its Non-Qualified Options to the Participant's immediate family or to a trust for the benefit of those individuals.

         (d) The terms and conditions of each Non-Qualified Option may include the following provisions:

                  (i) In the event a Participant's employment on a full-time basis by the Company or any Parent or Subsidiary of the Company shall be terminated for cause or shall be terminated by the Participant for any reason whatsoever other than as a result of the Participant's death or "disability" (within the meaning of Section 22(e)(3) of the Code), the unexercised portion of any Non-Qualified Option held by such Participant at that time may only be exercised within one month after the date on which the Participant ceased to be an Employee, and only to the extent that the Participant could have otherwise exercised such Non-Qualified Option as of the date on which he ceased to be an Employee.

                  (ii) In the event a Participant's employment on a full-time basis by the Company or any Parent or Subsidiary of the Company shall terminate for any reason other than (x) a termination specified in clause (i) above or (y) by reason of the Participant's death or "disability" (within the meaning of Section 22(e)(3) of the Code), the unexercised portion of any Non-Qualified Option held by such Participant at that time may only be exercised within three months after the date on which the Participant ceased to be an Employee, and only to the extent that the Participant could have otherwise exercised such Non-Qualified Option as of the date on which he ceased to be an Employee.

                  (iii) In the event a Participant shall cease to be an Employee of the Company or any Parent or Subsidiary of the Company on a full-time basis by reason of his "disability" (within the meaning of Section 22(e)(3) of the Code), the unexercised portion of any NonQualified Option held by such Participant at that time may only be exercised within one year after the date on which the Participant ceased to be an Employee, and only to the extent that the Participant could have otherwise exercised such Non-Qualified Option as of the date on which he ceased to be an Employee.

                  (iv) In the event a Participant shall die while an Employee of the Company or a Parent or Subsidiary of the Company (or within a period of one month after ceasing to be an Employee for any reason other than his "disability" (within the meaning of Section 22(e)(3) of the Code) or within a period of one year after ceasing to be an Employee by reason of such "disability"), the unexercised portion of any Non-Qualified Option held by such Participant at the time of his death may only be exercised within one year after the date of such Participant's death, and only to the extent that the Participant could have otherwise exercised such Non-Qualified Option at the time of his death. In such event, such Non-Qualified Option may be exercised by the executor or administrator of the Participant's estate or by any person or persons who shall have acquired the Non-Qualified Option directly from the Participant by bequest or inheritance.

         (e) To the extent that the Company is required to withhold any Federal, state or local taxes in respect of any compensation income realized by any Participant in respect of a Non-Qualified Option granted hereunder or in respect of any shares of Common Stock acquired upon exercise of a Non-Qualified Option, the Company shall deduct from any payments of any kind otherwise due to such Participant the aggregate amount of such Federal, state or local taxes required to be so withheld or, if such payments are insufficient to satisfy such Federal, state or local taxes, or if no such payments are due or to become due to such Participant, then, such Participant will be required to pay to the Company, or make other arrangements satisfactory to the Company regarding payment to the Company of, the aggregate amount of any such taxes. All matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Committee, in its sole discretion.

7. Terms and Conditions of Awards. The terms and conditions of each Award granted under the Plan shall be specified by the Committee, in its sole discretion, and shall be set forth in a written agreement between the Participant and the Company, in such form as the Committee shall approve. The terms and provisions of any Award granted hereunder need not be identical to those of any other Award granted hereunder.

         The terms and conditions of each Award may include the following:

                  (a) The amount to be paid by a Participant to acquire the shares of Common Stock pursuant to an Award shall be fixed by the Committee and may be equal to, more than or less than 100% of the fair market value of the shares of Common Stock subject to the Award on the date the Award is granted (but in no event less than the par value of such shares).

                  (b) Each Award shall contain such vesting provisions, such transfer restrictions and such other restrictions and conditions as the Committee, in its sole discretion, may determine, including, without limitation, the circumstances under which the Company shall have the right and option to repurchase shares of Common Stock acquired pursuant to an Award.

                  (c) Stock certificates representing Common Stock acquired pursuant to an Award shall bear a legend referring to any restrictions imposed on such Stock and such other matters as the Committee may determine.

                  (d) To the extent that the Company is required to withhold any Federal, state or local taxes in respect of any compensation income realized by the Participant in respect of an Award granted hereunder, in respect of any shares acquired pursuant to an Award, or in respect of the vesting of any such shares of Common Stock, then the Company shall deduct from any payments of any kind otherwise due to such Participant the aggregate amount of such Federal, state or local taxes required to be so withheld, or if such payments are insufficient to satisfy such Federal, state or local taxes, or if no such payments are due or to become due to such Participant, then such Participant will be required to pay to the Company, or make other arrangements satisfactory to the Company regarding payment to the Company of, the aggregate amount of any such taxes. All matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Committee, in its sole discretion.

Section 8. Adjustments.

         (a) In the event that, after the adoption of the Plan by the Board of Directors, the outstanding shares of the Company's Common Stock shall be increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another entity in each such case through reorganization, merger or consolidation, recapitalization, reclassification, stock split, split-up, combination or exchange of shares or declaration of any dividends payable in Common Stock, the Committee in good faith shall, subject to the provisions of Section 8(c) below if the circumstances therein specified are applicable, appropriately adjust (i) the number of shares of Common Stock (and the option price per share) subject to the unexercised portion of any outstanding Option (to the nearest possible full share); provided, however, that the limitations of Section 424 of the Code shall apply with respect to adjustments made to ISOs, (ii) the number of shares of Common Stock to be acquired pursuant to an Award which have not become vested, and (iii) the number of shares of Common Stock for which Options and/or Awards may be granted under the Plan, as set forth in Section 4.1 hereof, and such adjustments shall be effective and binding for all purposes of the Plan.

         (b) If any capital reorganization or reclassification of the capital stock of the Company or any consolidation or merger of the Company with another entity, or the sale of all or substantially all its assets to another entity, shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, subject to the provisions of Section 8(c) below if the circumstances therein specified are applicable, each holder of an Option shall thereafter have the right to purchase, upon the exercise of the Option in accordance with the terms and conditions specified in the option agreement governing such Option and in lieu of the shares of Common Stock immediately theretofore receivable upon the exercise of such Option, such shares of stock, securities or assets (including, without limitation, cash) as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore so receivable had such reorganization, reclassification, consolidation, merger or sale not taken place.

         (c) Notwithstanding Sections 8(a) and 8(b) hereof, in the event of (i) any offer to holders of the Company's Common Stock generally relating to the acquisition of all or substantially all of their shares, including, without limitation, through purchase, merger or otherwise, or (ii) any proposed transaction generally relating to the acquisition of substantially all of the assets or business of the Company (herein sometimes referred to as an "Acquisition"), the Board of Directors may, in its sole discretion, cancel any outstanding Options (provided, however, that the limitations of Section 424 of the Code shall apply with respect to adjustments made to ISO's) and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Board of Directors acting in good faith) equal to the product of (A) the number of shares of Common Stock (the "Option Shares") that, as of the date of the consummation of such Acquisition, the holder of such Option had become entitled to purchase (and had not purchased) multiplied by (B) the amount, if any, by which (1) the formula or fixed price per share paid to holders of shares of Common Stock pursuant to such Acquisition exceeds (2) the option price applicable to such Option Shares.

Section 9. Effect of the Plan on Employment Relationship. Neither the Plan nor any Option and/or Award granted hereunder to a Participant shall be construed as conferring upon such Participant any right to continue in the employ of (or otherwise provide services to) the Company or any Subsidiary or Parent thereof, or limit in any respect the right of the Company or any Subsidiary or Parent thereof to terminate such Participant's employment or other relationship with the Company or any Subsidiary or Parent, as the case may be, at any time.

Section 10. Amendment of the Plan. The Board of Directors may amend the Plan from time to time as it deems desirable; provided, however, that, without the approval of the holders of a majority of the outstanding capital stock of the Company entitled to vote thereon or consent thereto, the Board of Directors may not amend the Plan (i) to increase (except for increases due to adjustments in accordance with Section 8 hereof) the aggregate number of shares of Common Stock for which Options and/or Awards may be granted hereunder, (ii) to decrease the minimum exercise price specified by the Plan in respect of ISOs or (iii) to change the class of Employees eligible to receive ISOs under the Plan.

Section 11. Termination of the Plan. The Board of Directors may terminate the Plan at any time. Unless the Plan shall theretofore have been terminated by the Board of Directors, the Plan shall terminate ten years after the date of its initial adoption by the Board of Directors. No Option and/or Award may be granted hereunder after termination of the Plan. The termination or amendment of the Plan shall not alter or impair any rights or obligations under any Option and/or Award theretofore granted under the Plan.

Section 12. Effective Date of the Plan. The Plan shall be effective as of January 7, 1999, the date on which the Plan was adopted by the Board of Directors, and shall be submitted to the holders of the outstanding capital stock of the Company for their approval.

                       ANNUAL MEETING OF STOCKHOLDERS OF

                        CENTENNIAL COMMUNICATIONS CORP.

                               September 20, 2001

Co.#______________                                       Acct.#_______________

                           PROXY VOTING INSTRUCTIONS

TO VOTE BY MAIL
Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET
Please access the web page at "www.voteproxy.com" and follow the on-screen instructions. Have your control number available when you access the web page.

YOUR CONTROL NUMBER IS ------- [                ]


                Please Detach and Mail in the Envelope Provided

A [X] Please mark your votes as in this example.

1. Election of Directors           Nominees:
   [ ] FOR all nominees            Carmen A. Culpeper
       listed to right             Anthony J. de Nicola
   [ ] WITHHOLD AUTHORITY          Mark T. Gallogly
       for all nominees            James R. Matthews
                                   Thomas E. McInerney
INSTRUCTION: To withhold           John M. Scanlon
authority to vote for any          Michael J. Small
nominee, write that nominee's      David M. Tolley
name on the line provided          J. Stephen Vanderwoude
below.

___________________________

2. Proposal to approve an amendment to          FOR  AGAINST  ABSTAIN
   the Company's and its Subsidiaries
   1999 Stock Option and Restricted Stock       [ ]    [ ]      [ ]
   Purchase Plan to increase the
   number of shares issuable thereunder
   by 3,000,000 shares, from 9,000,000
   shares to 12,000,000 shares.

3. Proposal to ratify the selection             [ ]    [ ]      [ ]
   by the Board of Directors of
   Deloitte & Touche LLP as independent
   auditors for the Company for the
   fiscal year ending May 31, 2002.

4. In their discretion, the named proxies are authorized to vote in accordance with their own judgment upon such other matters as may properly come before the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER
DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, FOR PROPOSALS 1, 2 AND 3 AND THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN ITEM 4.

The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders and the Proxy Statement. The undersigned hereby revokes any proxy or proxies heretofore given.

I consent to view all future Proxy Statements and Annual Reports online: please
do not mail paper copies to me.   [ ]

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE ____________________ SIGNATURE ________________ DATED_________, 2001

NOTE: Please complete, date and sign exactly as your name appears hereon. In the case of joint owners, each owner should sign. When signing as administrator, attorney, corporate officer, executor, guardian, trustee, etc., please give your full title as such.

                                     PROXY

                        CENTENNIAL COMMUNICATIONS CORP.

                            3349 ROUTE 138, BLDG. A.
                                 WALL, NJ 07719


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints Peter W. Chehayl and Tony L. Wolk, and each of them, proxies of the undersigned, with full power of substitution, to vote all common stock of Centennial Communications Corp., a Delaware corporation (the "Company"), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Thursday, September 20, 2001, or at any adjournment or adjournments thereof, with all the power the undersigned would possess if personally present, on the following matters:

                   (CONTINUED AND TO BE SIGNED ON OTHER SIDE)